UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 28, 2010

dELiA*s, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51648	20-3397172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 West 23rd Street, New York, New York 10010

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (212) 590-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 28, 2010, dELiA*s, Inc. (the “Company”) and certain of its wholly-owned subsidiaries (the “Subsidiaries”) entered into a First Amendment to Letter of Credit Agreement (the “First Amendment”) with Wells Fargo Retail Finance II, LLC (“Wells Fargo”). The First Amendment amended that certain Letter of Credit Agreement, dated as of June 26, 2009, by and among the Company, the Subsidiaries and Wells Fargo (the “Letter of Credit Agreement”).

Pursuant to the First Amendment, the Letter of Credit Agreement was amended at the Company’s request to, among other things, reduce the maximum aggregate face amount of letters of credit that may be issued under the Letter of Credit Agreement from the lesser of (a) $15,000,000 or (b) an amount equal to a specified percentage of cash collateral held by Wells Fargo to secure repayment of the Company’s and the Subsidiaries’ respective obligations to Wells Fargo under the Letter of Credit Agreement, to the lesser of (x) $10,000,000 or (y) an amount equal to a specified percentage of such cash collateral. In addition, cash collateral will now only be required in an amount equal to 105% of the face amount of outstanding letters of credit issued under the Letter of Credit Agreement from time to time instead of 105% of the original $15,000,000 credit limit. Accordingly, as of the date of the First Amendment, the amount of cash collateral required to secure the Company’s obligations under the Letter of Credit Agreement, as amended, was reduced from $15,750,000 to approximately $7,500,000.

The foregoing description of the First Amendment is qualified in its entirety by reference to the text of the First Amendment, a copy of which is being filed as Exhibit 10.01 to this Form 8-K.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.01	First Amendment to Letter of Credit Agreement dated January 28, 2010 among dELiA*s, Inc., certain of its wholly-owned subsidiaries, and Wells Fargo Retail Finance II, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

dELiA*s, Inc.

(Registrant)

Date: January 29, 2010	By:	/S/ DAVID J. DICK
David J. Dick, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.01	First Amendment to Letter of Credit Agreement dated January 28, 2010 among dELiA*s, Inc., certain of its wholly-owned subsidiaries, and Wells Fargo Retail Finance II, LLC.